Exhibit 4(h)

                 CAPITOL BANCORP LTD. 2000 STOCK INCENTIVE PLAN

ARTICLE 1 PURPOSE

     1.1 GENERAL. The purpose of the Capitol Bancorp Ltd. 2000 Stock Incentive Plan (the "Plan") is to promote the success, and enhance the value, of Capitol Bancorp Ltd. (the "Corporation") by linking the personal interests of the directors and executives of the Corporation or a Subsidiary to those of Corporation shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Corporation. The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of directors and executives of the Corporation or a Subsidiary upon whose judgment, interest, and special effort the successful conduct of the Corporation's operation is largely dependent.

ARTICLE 2 EFFECTIVE DATE

     2.1 EFFECTIVE DATE. The Plan is effective as of July 1, 2000 (the "Effective Date").

ARTICLE 3 DEFINITIONS AND CONSTRUCTION

     3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a) "Board" means the Board of Directors of the Corporation.

          (b) "Cause" (except as otherwise provided in an Option Agreement) means if the Committee, in its reasonable and good faith discretion, determines that the director or executive of the Corporation or a Subsidiary (i) has developed or pursued interests substantially adverse to the Corporation or a Subsidiary, (ii) materially breached any employment, engagement, or confidentiality agreement, (iii) has not devoted all or substantially all of his or her business time, effort and attention to the affairs of the Corporation or a Subsidiary (or such lesser amount as has been agreed to by the Corporation or a Subsidiary), (iv) is convicted of a felony involving moral turpitude, or (v) has engaged in activities or omissions that are detrimental to the well-being of the Corporation or a Subsidiary.

          (c) "Change of Control" means any of the following:

               (1) any merger of the Corporation in which the Corporation is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Corporation into an affiliate or in which the holders of the Corporation's Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

               (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance, or other form of financing transaction;

               (3) the shareholders of the Corporation shall approve any plan or proposal for liquidation or dissolution of the Corporation;
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               (4) any person (as such term is used in Sections 13(d) and
14(d)(2) of the Exchange Act), other than any current shareholder or affiliate of the Corporation or any employee benefit plan of the Corporation or any Subsidiary or any entity holding shares of capital stock of the Corporation for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Corporation's outstanding Stock.

        (a) "Code" means the Internal Revenue Code of 1986, as amended.

        (b) "Committee" means the committee of the Board described in Article 4.

        (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        (d) "Fair Market Value" means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the NASDAQ National Market System (or on any national securities exchange on which the Stock is then listed) for that date or, if no closing price is so reported for that date, the closing price on the next preceding date for which a closing price was reported.

        (e) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

        (f) "Non-Qualified Stock Option" means an Option that is not intended to be an incentive stock option defined in Code Section 422.

        (g) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock pursuant to a Non-Qualified Stock Option at a specified price during specified time periods.

        (h) "Option Agreement" means any written agreement, contract, or other instrument or document evidencing an Option.

        (i) "Participant" means a person who, as a director or executive of the Corporation or any Subsidiary, has been granted an Option under the Plan.

        (j) "Stock" means the common stock of the Corporation or the common stock of a Subsidiary as designated by the Committee at the date of grant or otherwise.

        (k) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

ARTICLE 4 ADMINISTRATION

     4.1 COMMITTEE. The Plan shall be administered by the Board or a Committee appointed by, and which serves at the discretion of, the Board. If the Board appoints a Committee, the Committee shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an "outside director" under Code Section 162(m) and the regulations issued thereunder. Reference to the Committee shall refer to the Board if the Board does not appoint a Committee.

     4.2 ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation's independent certified public
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accountants, or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of the Plan.

     4.3 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority, and discretion to:

          (a) Designate Participants to receive Options;

          (b) Determine the number of Options to be granted and the number of shares of Stock to which an Option will relate;

          (c) Determine the terms and conditions of any Option granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Option, any schedule for vesting or lapse of forfeiture restrictions or restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

          (d) Amend, modify, or terminate any outstanding Option, with the Participant's consent unless the Committee has the authority to amend, modify, or terminate an Option without the Participant's consent under any other provision of the Plan;

          (e) Determine whether, to what extent, and under what circumstances an Option may be settled in, or the exercise price of an Option may be paid in, cash, Stock, or other property, or an Option may be canceled, forfeited, or surrendered;

          (f) Prescribe the form of each Option Agreement, which need not be identical for each Participant;

          (g) Decide all other matters that must be determined in connection with an Option;

          (h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

          (i) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

     4.4 DECISIONS BINDING. The Committee's interpretation of the Plan, any Options granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5 SHARES SUBJECT TO THE PLAN

     5.1 NUMBER OF SHARES. Subject to adjustment provided in Section 9.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be 600,000.

     5.2 LAPSED OPTIONS. To the extent that an Option terminates, expires, or lapses for any reason, any shares of Stock subject to the Option will again be available for the grant of an Option under the Plan.

     5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued Stock, treasury stock or Stock purchased on the open market.

     5.4 LIMITATION ON NUMBER OF SHARES SUBJECT TO OPTIONS. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 9.1, the maximum number of shares of Stock with respect to one or more Options that may be granted to any one Participant during the Corporation's fiscal year shall be 10,000.
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ARTICLE 6 ELIGIBILITY AND PARTICIPATION

     6.1 ELIGIBILITY.

          (a) GENERAL. Persons eligible to participate in this Plan include all directors and executives of the Corporation or a Subsidiary, as determined by the Committee, provided that the Chairman and Chief Executive Officer of the Corporation shall not be eligible to participate in the Plan.

          (b) FOREIGN PARTICIPANTS. In order to assure the viability of Options granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.

     6.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Options shall be granted and shall determine the nature and amount of each Option. No individual shall have any right to be granted an Option under this Plan.

ARTICLE 7 STOCK OPTIONS

     7.1 GENERAL. The Committee is authorized to grant Options to Participants at any time prior to the termination of the Plan on the following terms and conditions:

          (a) EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee and set forth in the Option Agreement. It is the intention under the Plan that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant provided, however, that the Committee may, in its discretion, grant Options (other than Options that are intended to qualify as performance-based compensation under Code Section 162(m)) with an exercise price of less than Fair Market Value on the date of grant.

          (b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

          (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

ARTICLE 8 PROVISIONS APPLICABLE TO OPTIONS

     8.1 EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Option for a payment in cash, Stock, or another Option, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

     8.2 FORM OF PAYMENT FOR OPTIONS. Subject to the terms of the Plan and any applicable law or Option Agreement, payments or transfers to be made by the Corporation or a Subsidiary on the grant or exercise of an Option may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, Stock, promissory note, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.
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     8.3 LIMITS ON TRANSFER. No right or interest of a Participant in any Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Corporation or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Corporation or a Subsidiary. Except as otherwise provided by the Committee, no Option shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

     8.4 BENEFICIARIES. Notwithstanding Section 8.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Option upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Option Agreement applicable to the Participant, except to the extent the Plan and Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the Option shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

     8.5 STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

     8.6 ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs, all outstanding Options shall become fully exercisable. Upon, or in anticipation of, such an event, the Committee may cause every Option outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Options during a period of time as the Committee, in its sole and absolute discretion, shall determine.

ARTICLE 9 CHANGES IN CAPITAL STRUCTURE

     9.1 GENERAL. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Option (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Option the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Option.

ARTICLE 10 AMENDMENT, MODIFICATION, AND TERMINATION

     10.1 AMENDMENT, MODIFICATION, AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend, or modify the Plan provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Corporation shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

     10.2 OPTIONS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant.
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ARTICLE 11 GENERAL PROVISIONS

     11.1 NO RIGHTS TO OPTIONS. No Participant, director, employee, or other person shall have any claim to be granted any Option under the Plan, and neither the Corporation nor the Committee is obligated to treat Participants, directors, employees, and other persons uniformly.

     11.2 NO SHAREHOLDERS RIGHTS. No Option gives the Participant any of the rights of a shareholder of the Corporation unless and until shares of Stock are in fact issued to such person in connection with such Option.

     11.3 WITHHOLDING. The Corporation or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

     11.4 NO RIGHT TO EMPLOYMENT OR SERVICES. Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Corporation or any Subsidiary to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Corporation or any Subsidiary.

     11.5 UNFUNDED STATUS OF OPTIONS. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Option, nothing contained in the Plan or any Option Agreement shall give the Participant any rights that are greater than those of a general creditor of the Corporation or any Subsidiary.

     11.6 INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Corporation from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

     11.7 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Corporation or any Subsidiary.

     11.8 EXPENSES. The expenses of administering the Plan shall be borne by the Corporation and its Subsidiaries.

     11.9 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     11.10 FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

     11.11 SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision
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of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

     11.12 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Corporation to make payment of Options in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Corporation shall be under no obligation to register under the Securities Act of 1933, as amended (the "1933 Act"), any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Corporation may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     11.13 GOVERNING LAW. The Plan and all Option Agreements shall be construed in accordance with and governed by the laws of the State of Michigan.